Exhibit 99.1

News Release

Media Line: 410 470-7433
www.constellation.com

Constellation Energy Nuclear Group	Constellation NewEnergy
Constellation Energy Commodities Group	Baltimore Gas and Electric Company
Constellation Energy Control & Dispatch Group	BGE Home
Constellation Energy Projects & Services Group

Media Contacts:	Robert L. Gould
Debra Larsson
410 470-7433

Investor Contacts:	Kevin Hadlock
410 470-3647
Janet Mosher
410 470-1884

Constellation Energy Provides Update on Liquidity and Strategic Initiatives

BALTIMORE – Oct. 31, 2008 – Constellation Energy (NYSE: CEG) today provided an update on its previously announced plans to increase available liquidity and reduce risk in its commodities businesses. Constellation Energy announced that the closing of the previously announced credit facility has been extended to no later than Nov. 26 and currently expects to receive total commitments from the banks of approximately $1.0 billion to $1.25 billion. The company also announced that it is exploring other alternatives with MidAmerican Energy Holdings Company and other parties to provide additional liquidity of up to $750 million. The combination of the credit facility and additional liquidity would meet the original intent to raise $2 billion of liquidity.

“The progress Constellation Energy has made on our strategic initiatives to reduce risk and improve liquidity further stabilizes the company,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “We are making the prudent decisions necessary to bolster our liquidity and realign our business to succeed in these challenging market conditions. Even as we continue working toward the successful completion of our merger with MidAmerican, we are actively seeking to reduce risk, capital spending, and ongoing expenses in the business, while at the same time executing on key strategic initiatives.”

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Based on the $1 billion cash investment in Constellation Energy by MidAmerican, the progress to date on reducing risk in its commodities businesses, and current credit market conditions, Constellation Energy, UBS Loan Finance LLC, and RBS Securities Corporation have agreed to delay the close of the previously announced $2 billion credit facility. The company and the banks have signed an amended commitment letter that extends the commitment period through Nov. 26, during which time the company will work with the banks to determine the final size, terms, and conditions of the credit facility. Upon closing, the company expects that the amount of the credit facility will be less than $2 billion. The company currently expects to receive total commitments from the banks of approximately $1.0 billion to $1.25 billion, which when combined with the other alternatives being explored, would meet its original intent to raise $2 billion.

“Constellation Energy continues to pursue a clear strategy to improve its liquidity position in the face of very challenging conditions in the financial and energy markets. We are working diligently to complete the merger, which will restore financial stability to Constellation Energy and Baltimore Gas and Electric,” said Greg Abel, president and chief executive officer of MidAmerican Energy Holdings Company.

On Aug. 27, the company outlined strategic initiatives to increase available liquidity and reduce business risk. Specifically, the company said it intended to reduce portfolio scale and exposure to business activities that require contingent capital support, divest its upstream natural gas producing assets, and sell or recapitalize its international coal and freight businesses. These initiatives are progressing along the expected timeline.

“Despite the very challenging credit environment, we are making significant progress toward meeting our liquidity needs. We believe the combination of the $1.0 billion investment by MidAmerican, the expected size of the credit facility, and the progress toward and expected impact of achieving our strategic initiatives provides sufficient liquidity to manage our business and successfully close the merger,” said Shattuck.

About Constellation Energy

Constellation Energy (http://constellation.com), a FORTUNE 125 company with 2007 revenues of $21 billion, is the nation’s largest competitive supplier of electricity to large

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commercial and industrial customers and the nation’s largest wholesale power seller. Constellation Energy also manages fuels and energy services on behalf of energy intensive industries and utilities. It owns a diversified fleet of 83 generating units located throughout the United States, totaling approximately 9,000 megawatts of generating capacity. The company delivers electricity and natural gas through Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland.

Forward-Looking Statements and Additional Information

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These include statements regarding expectations about our liquidity requirements, the prospects for and anticipated benefits of our strategic initiatives, the anticipated size of the new credit facility, and the amount of additional liquidity anticipated from other arrangements being explored. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors (including continued volatility in the credit, commodities and equity markets) that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This communication is being made in respect of the proposed merger transaction involving Constellation Energy and MidAmerican Energy Holdings Company. In connection with the proposed transaction, Constellation Energy has filed with the Securities and Exchange Commission a preliminary proxy statement and will mail a definitive proxy statement to its shareholders. Shareholders are encouraged to read the definitive proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Shareholders will be able to obtain a free copy of the proxy statement, as well as other filings made by Constellation Energy regarding Constellation Energy, MidAmerican Energy Holdings Company and the proposed transaction, without charge, at the Securities and Exchange Commission’s Web site (http://www.sec.gov). These materials also can be obtained, when available, without charge, by directing a request to Constellation Energy per the investor relations contact information below.

Constellation Energy, MidAmerican Energy Holdings Company and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Constellation Energy’s directors and executive officers is available in Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2007 and Constellation Energy’s notice of annual meeting and proxy statement for its most recent annual meeting, which were filed with the Securities and Exchange Commission February 27, 2008, and April 29, 2008, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary proxy statement and other relevant materials filed or to be filed with the Securities and Exchange Commission.

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